TO:       PRNewswire

FROM:     FRONTIER CORPORATION

DATE:     March 27, 1997

FOR:      IMMEDIATE

TO:       US1, NO HIGH TECH TRADES, FIRST CALL


NOTE: PLEASE ADD THIS AND ALL FRONTIER CORPORATION AND/OR
      ROCHESTER TELEPHONE RELEASES TO COMPANY NEWS ON CALL.
      PLEASE CALL 716-777-7954 WITH CLEAR TIME FOR EACH RELEASE.
      THANK



DATE:     March 27, 1997

CONTACT:  Louis L. Massaro, Chief Financial Officer, 716-777-7940
          Philip H. Yawman, 716-777-6179 (investors)
          Randal A. Simonetti, 716-777-5886  (media)

SUMMARY: FRONTIER CORPORATION EXPECTS FIRST QUARTER EPS FROM NORMALIZED OPERATIONS IN THE RANGE OF $.22 - $.25 PER SHARE; ANNOUNCES NON-RECURRING EVENTS WHICH WILL IMPACT REPORTED RESULTS BY $.32 PER SHARE


Rochester, N.Y. -- March 27, 1997 -- Frontier Corporation (NYSE:FRO) announced today that slower than anticipated revenue growth and higher bad debt in its long distance operations will impact operating performance in the first quarter. Revenue in Frontier's core long distance business is expected to be in the range of $400 million. Frontier anticipates that earnings per share from normalized operations for the quarter will be in the range of $.22 - $.25 per share. The company also announced two non-recurring financial adjustments unrelated to each other that it will make in the first quarter. The combined effect of these two non-recurring items will reduce reported earnings per share by $.32. Frontier expects to report actual first quarter results on Wednesday, April 23.
     Frontier is experiencing slower than anticipated revenue growth from recent initiatives which include aggressively targeting larger business accounts and more actively pursuing opportunities in the prepaid calling card market. First quarter reported net revenue in Frontier's long distance business is expected to be in the range of $400 million, roughly flat as compared to the fourth quarter of last year.
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Page 2

Reported net revenue will include the impact of over $5 million of incremental bad debt associated with two of the company's customers.
     Separately, the company will record a non-recurring charge of $96.6 million, or $.38 per share, principally related to the write-off of certain network costs no longer necessary to support long distance traffic volumes in certain areas. Partially offsetting this charge will be a gain on sale of $18.7 million, or $.06 per share associated with the completed sale of Frontier's 69.5 percent equity interest in the South Alabama Cellular Communications Partnership to Alltel. The partnership provides cellular service to customers in Alabama RSA#4 and Alabama RSA#6 and serves a combined population of over 258,000. The combined effect of these two events will reduce reported earnings per share by $.32 in the first quarter.
     As previously announced, the migration of the 1+ traffic from Frontier's largest wholesale customer accelerated during the fourth quarter of 1996 and has continued into the first quarter of this year. Recognizing the change in traffic volumes, an inventory of the company's existing long distance network was performed and facilities no longer necessary to support Frontier's revenue and traffic volumes were identified. As a result, Frontier will record a non-recurring charge of $96.6 million, or $.38 per share, principally for the elimination of certain redundant network facilities and other related costs. The elimination of redundant facilities in Frontier's existing leased network will not impede revenue growth, rather it will facilitate a

--more--
seamless migration of the majority of Frontier's traffic onto its own state-of-the-art fiber optic network.
     Through an alliance with Qwest Communications Corporation, Frontier is constructing its own SONET based fiber-optic network. Frontier expects to begin activating segments of this new network later this year. When completed in 12 to 18 months, the network will create competitive advantages in the form of network performance levels and reliability when compared with other existing networks and will continue to significantly reduce the company's network cost structure. "We've begun to execute a plan that we believe will provide Frontier with the most robust and cost-efficient network in the industry by the end of 1998. The elimination of unnecessary leasing costs and redundant facilities in our existing network is an important first step in this process," stated Massaro.
     The statements made in this press release, other than historical financial results, may be forward-looking in nature. Actual results may differ materially from those projected in forward-looking statements.
We believe that our primary risk factors include, but are not limited to: changes in the overall economy; technology; the number and size of competitors in our markets; law and regulatory policy; and the mix of products and services offered in our target markets. Additional information concerning these and other potential important factors can be found within our SEC filings. You should evaluate any statements in light of these important factors.

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Page 4

    Frontier Corporation (NYSE:FRO) is the parent company whose long distance, local telephone and wireless operations provide a range of integrated communications services to customers. Frontier is a Fortune 500 company with annualized revenues approaching $2.6 billion. With sales locations nationwide and nearly 8,000 employees, Frontier is the fifth-largest long distance company in the United States.

You can receive a faxed copy of any Frontier Corporation press release dating back to March 1996, free of charge, 24 hours a day.
Call 1-800-758-5804, extension 762302. An automated system will provide you with instructions.

Visit Frontier Corporation's home page on the World Wide Web:
http://www.frontiercorp.com


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